Exhibit 99.1

Wuhan General Announces Exercise of Series J Warrants

-- $11.8 Million in Gross Proceeds Received--

Wuhan China, September 29, 2008 - Wuhan General Group (China), Inc. (“Wuhan General” or the “Company”) (NASDAQ: WUHN), a leading manufacturer of industrial blowers and turbines based in Wuhan, China, today announced that it received gross proceeds of approximately $11.8 million from the exercise of a portion of its Series J warrants. The Series J warrants, which expire November 7, 2008, have an exercise price of $2.33. In this transaction, which closed on September 29, 2008, investors exercised warrants for approximately 5.1 million shares of the Company’s Series B Convertible Preferred Stock. Series J warrants exercisable for approximately 4.3 million shares of Series B Convertible Preferred Stock remain outstanding.

“We are very pleased that our shareholders have expressed their confidence in our business by exercising the Series J warrants,” commented Mr. Xu Jie, Chief Executive Officer of Wuhan General. “We will use the proceeds from these warrants for general purposes including capital expenditures and working capital which in turn will support our overall growth strategy. We appreciate the support and confidence of our shareholders and will continue to work diligently to achieve our growth objectives for Wuhan General and maximize value for our shareholders.”

About Wuhan General

Wuhan General (NASDAQ: WUHN) designs, manufactures, and distributes industrial blowers and turbines. Blowers are used in a variety of applications where large amounts of air have to be moved. Examples include electricity generation, air pollution control, and ventilation and aeration in subways and vehicular tunnels, mines, and sewage treatment facilities. The Company’s steam and water turbines are used for electricity generation in coal, oil, nuclear, and hydroelectric power plants. The Company is located in Wuhan, China, a major industrial city of 8 million people strategically located in the south-central part of China.

Certain statements in this press release, including those concerning the use of the Series J warrant proceeds and the achievement of our growth strategy, may be forward-looking in nature or “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to vulnerability of our business to general economic downturn, operating in the People’s Republic of China (PRC) generally and the potential for changes in the laws of the PRC that affect our operations, our failure to meet or timely meet contractual performance standards and schedules and other factors that may cause actual results to be materially different from those described in such forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on Wuhan General’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting Wuhan General will be those anticipated by the Company. Wuhan General undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Mr. Haiming Liu, Chief Financial Officer
Wuhan General Group
Tel: +86-27-5970-0067

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200